UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




 Date of Report (Date of earliest event reported)    February 28, 2003
                                                    -------------------------

                                   MBNA Corporation
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   (Exact name of registrant as specified in its charter)



           Maryland                    1-10683             52-1713008
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   (State or other jurisdiction     (Commission       (I.R.S. Employer
        of incorporation)           File Number)       Identification No.)



             Wilmington, Delaware                             19884-0141
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   (Address of principal executive offices)                   (Zip Code)


   Registrant's telephone number, including area code     (800) 362-6255
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       (Former name or former address, if changed since last report.)







Item 5.  Other Events

      The net credit losses and loan delinquency ratios for MBNA Corporation ("the Corporation"), for its loan receivables and its managed loans for January 31, 2003 and February 28, 2003 are presented in the table below.

                                              Net
                                         Credit Losses         Delinquency (a)
                                       -----------------      -----------------
                                         (Annualized)

                                       January  February      January  February
                                         2003     2003          2003     2003
                                      --------  --------      -------- --------

Loan Receivables (b)...........         5.35%     5.11%         4.36%    4.13%

   Credit Card Loan
      Receivables..............         4.54      4.33          3.73     3.58

   Other Consumer
      Loan Receivables.........         7.32      6.89          5.08     4.75



Managed Loans (c)..............         5.55      5.48          4.99     5.02

   Managed Credit
      Card Loans...............         5.15      5.10          4.85     4.91

   Managed Other
      Consumer Loans...........         8.20      7.94          5.94     5.78

There was some concern when the Corporation filed its credit loss and delinquency information for the month of January 2003. Today, with the filing of February's data, management wants to put those statistics in perspective.

There is typically a seasonal increase in loss rates in January due in large part to a "denominator impact", as the Corporation's loans outstanding build up over the holiday shopping season and then decline after year-end. This trend has been consistent for the last three years. This year's increase, on a managed basis, from December to January was 41 basis points as a result of normal seasonal trends and also the current economic environment, compared to an average increase of 39 basis points on a managed basis over the three year period (d).

Management is confident of the quality of the Corporation's Customers. The Corporation's typical Customer has an average household income of $71,000, owns a home, has worked in his or her current job for 11 years, and has an 18-year history of paying bills on time. The new cardholders that the Corporation added in 2002 have similar characteristics, including an average household income of $72,000, 11 years of employment, and a credit history of 17 years.

The Corporation's commitment to the quality of its loan portfolio is unwavering. The Corporation's losses are significantly lower than published
industry averages.   The Corporation's managed credit loss rates have averaged
172 basis points (d) below the published industry average for the last five years and were 181 basis points below the published industry data in 2002.

Managed net credit loss rates for February 2003 declined from those reported for January 2003 and based on current trends management expects a further decline in managed net credit loss rates in March 2003. Although there may be minor monthly fluctuations, management expects this declining trend to continue throughout the year.

Last month, to provide more information for our investors, the Corporation began reporting managed credit loss and delinquency data for credit card loans and other consumer loans. Beginning with this report, the Corporation will report on a consolidated Corporation basis.

Cautionary Language: The Corporation's projections of future net credit losses are by their nature uncertain and changes in economic conditions, bankruptcy laws, regulatory policies, and other factors may impact actual losses.


(a)  Delinquency represents loans that are 30 days or more past due.
(b) Loan delinquency does not include securitized loans or loans held for securitization.
(c) Managed loans include loans held for securitization, loan portfolio, and securitized loans.
(d) The three and five year average amounts exclude the effect of the one-time Federal Financial Institutions Examination Council ("FFIEC") revised policy on the classification of consumer loans implemented in December 2000. The FFIEC revised policy caused the Corporation to accelerate charge-offs in December 2000. Including the one-time acceleration of charge-offs in December 2000, the three year average change in loss rates from December to January was a 122 basis point decrease on a managed basis, and the Corporation's credit loss rates on a managed basis have averaged 163 basis points below the industry average for the last five years.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.








                                                      MBNA CORPORATION


Date:  March 17, 2003                     By:  /s/     M. Scot Kaufman
                                               -------------------------------
                                                       M. Scot Kaufman
                                               Senior Executive Vice President
                                                 and Chief Financial Officer